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Jeff Gray

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ADVANCE AUTO PARTS ANNOUNCES RECORD THIRD QUARTER SALES AND EARNINGS
Comparable Store Sales increased 3.0%; EPS was $0.68
Company Reiterates Fourth Quarter Guidance

Roanoke, Virginia, October 19, 2004 – Advance Auto Parts, Inc. (NYSE: AAP) today announced record results for its third quarter ended October 9, 2004, with comparable store sales increasing by 3.0% and earnings per diluted share increasing to $0.68. These preliminary results are subject to completion of the Company’s normal quarter end closing procedures.

Chairman and CEO Larry Castellani commented, “During the third quarter our team continued to execute on our initiatives as planned and we are pleased with our results. The four hurricanes within this quarter disrupted our operations throughout Florida, the Southeast and the Mid-Atlantic, where almost two-thirds of our stores are located. Despite the impact of these storms, our team produced solid results in both comparable store sales increases and earnings per share growth. We believe we would have achieved the high end of our guidance range of 3% to 4% for comparable store sales and $0.68 to $0.71 for earnings per diluted share without the effects of the hurricanes.”

While the Company incurred disruptions and property damage throughout the areas impacted by these storms, all but seven stores are now fully operational. All seven stores are expected to reopen by the end of November 2004 and all costs related to the hurricanes are reflected in the third quarter results.

The Company reiterated its fourth quarter earnings per diluted share guidance of $0.42 to $0.46. The fourth quarter of 2004 consists of twelve weeks compared to thirteen weeks last year. The additional week last year produced an increase of approximately $0.07 in earnings per diluted share. Mr. Castellani added, “We are pleased that our comparable sales increases have accelerated to mid-single digits for the last five weeks through October 16. Our business trends are strengthening and we are optimistic about the fourth quarter and 2005.”

The Company also anticipates it will close on its new $670 million Senior Credit Facility by the end of October 2004. It intends to use the proceeds from this new facility to refinance its outstanding term loans under its existing $495 million facility and to fund potential share repurchases under its previously

Advance Auto Parts Announces Record Third Quarter Sales and Earnings

authorized stock repurchase program through a new delayed draw term loan of $175 million. The new facility will also provide for lower effective borrowing rates and increase the capacity of its financed vendor accounts payable program. As stated in our second quarter press release, fourth quarter guidance does not include the costs of refinancing our existing credit facility or the positive effects of potential stock buybacks during the quarter. Stock buybacks during the third quarter did not change third quarter earnings per diluted share of $0.68.

Advance Auto Parts will release its complete earnings after 4:30 p.m. on November 3, 2004, and host a conference call on November 4, 2004, at 8:00 a.m. Eastern Standard Time to discuss its third quarter results. To listen to the live web cast, please log on to www.advanceautoparts.com or dial 1-800-295-4740. The call will be archived on the Company’s web site at www.advanceautoparts.com until November 4, 2005. There will not be a telephonic replay available.

Headquartered in Roanoke, VA, Advance Auto Parts is a leading retailer of automotive parts and products in the United States. At October 9, 2004, the Company had 2,612 stores in 39 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Additional information about the Company, employment opportunities, services, as well as on-line purchase of parts and accessories can be found on the Company’s web site at www.advanceautoparts.com.

Certain statements contained in this news release are forward-looking statements.These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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